DESCRIPTION OF REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF
THE SECURITIES EXCHANGE ACT OF 1934

The following is a brief description of the capital stock of Sprout Social, Inc. (“Company,” “we,” “us” or “our”). As of December 31, 2019, our Class A common stock is the only class of our securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our amended and restated certificate of incorporation (“Certificate of Incorporation”) and our amended and restated bylaws (“Bylaws”), each of which is filed as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.4 is a part, and the applicable provisions of the Delaware General Corporation Law (“DGCL”). We encourage you to read the Certificate of Incorporation, the By-laws and the applicable provisions of the DGCL for additional information.

General

As of December 31, 2019, our authorized capital stock consisted of 1,000,000,000 shares of Class A common stock, par value $0.0001 per share; 25,000,000 shares of Class B common stock, par value $0.0001 per share; and 10,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

We have two classes of authorized common stock: Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting, conversion and transfer rights.

Voting

Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of shares of our Class B common stock are entitled to ten votes for each share held of record on all matters submitted to a vote of stockholders. The holders of our common stock do not have cumulative voting rights in the election of directors.

Our Certificate of Incorporation provides that so long as any shares of Class B common stock remain outstanding, the Company shall not, without the prior affirmative vote of the holders of a majority of the outstanding shares of Class B common stock, voting as a separate class, in addition to any other vote required by applicable law or our Certificate of Incorporation, directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise, amend, repeal or adopt any provision of our Certificate of Incorporation inconsistent with, or otherwise alter or change, any of the voting, conversion, dividend or liquidation provisions of the shares of Class B common stock or other rights, powers, preferences or privileges of the shares of Class B common stock.

In addition, Delaware law would require either holders of our Class A common stock or our Class B common stock to vote separately as a class in the following circumstances:

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•	if we were to seek to amend our Certificate of Incorporation to increase or decrease the par value of the shares of such class of stock; and
•
if we were to seek to amend our Certificate of Incorporation in a manner that alters or changes the powers, preferences or special rights of the shares of such class of stock in a manner that affects them adversely.

Liquidation, Dissolution and Winding Up

Upon our dissolution or liquidation, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our common stock will be entitled to receive pro rata our remaining assets available for distribution for distribution to stockholders after the payment of all of our debts and other liabilities.

No Preemptive or Similar Rights

Holders of shares of our common stock do not have preemptive, subscription or redemption rights. There will be no redemption or sinking fund provisions applicable to our common stock.

Conversion

Each outstanding share of our Class B common stock is convertible at any time at the option of the holder into one share of our Class A common stock. Each share of our Class B common stock will convert automatically into one share of our Class A common stock upon any transfer, whether or not for value, except for certain permitted transfers described in our Certificate of Incorporation, including transfers to family members, trusts solely for the benefit of the stockholder or their family members, and partnerships, corporations, and other entities exclusively owned by the stockholder or their family members; provided that, in each case, voting control with respect to the transferred shares of Class B common stock is retained by the transferring holder or such transferring holder’s family member. Once converted or transferred and converted into Class A common stock, the Class B common stock may not be reissued.

All outstanding shares of our Class B common stock will automatically convert into shares of Class A common stock on a one-for-one basis upon the date that is the earlier of (i) the first date on which the voting power of all then outstanding shares of Class B common stock represents less than 10% of the combined voting power of all then outstanding shares of Class A common stock and Class B common stock, (ii) December 17, 2026, which is the date that is seven (7) years from the closing of our initial public offering and (iii) the date specified by a vote of the holders of a majority of the then outstanding shares of Class B common stock, voting as a separate class. Following such conversion, each share of Class A common stock will have one vote per share and the rights of the holders of all outstanding shares of common stock will be identical.

Preferred Stock

Under the terms of our Certificate of Incorporation, our board of directors is authorized to provide for the issuance of shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, powers, preferences, privileges and restrictions, including voting powers, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock and the number of shares of each series.

The purpose of authorizing our board of directors to issue preferred stock in one or more series and determine the rights, powers and preferences of each such series to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the

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effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of our common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.

Registration Rights

Our Investor Rights Agreement provides that certain holders, or the Holders, of (i) our Class A common stock issued upon the conversion of our convertible preferred stock, (ii) shares of common stock of the Company held by the Investors and (iii) any common stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities, or the Registrable Securities, have certain registration rights as set forth below. The registration of shares of our Class A common stock by the exercise of registration rights described below would enable the Holders to sell these shares without restriction under the Securities Act of 1933, as amended (the “Securities Act”), when the applicable registration statement is declared effective. We will pay the registration expenses, other than underwriting discounts and commissions, of the shares registered by the demand, piggyback, Form S-3 and shelf registrations described below.

Generally, in an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares such Holders may include. The demand, piggyback, Form S-3 and shelf registration rights described below will expire on the seven-year anniversary of the closing of this offering, or with respect to any particular Holder, such time after the closing of this offering that such Holder can sell all of its shares entitled to registration rights under Rule 144 of the Securities Act during any 90-day period.

Demand Registration Rights

Any Holder or Holders that hold at least 25% of the Registrable Securities then outstanding will be entitled to certain demand registration rights. At any time beginning 180 days after the closing of this offering, the Holders of at least 25% of these shares may request that we register all or a portion of their shares; provided, that we are obligated to effect only two such registrations. If within thirty (30) days of such written request from any Holder or Holders we give notice to such Holder or Holders that we intend to make a public offering within ninety (90) days, we have the right to defer such a registration. Additionally, if our board of directors determines that it would be seriously detrimental to us and our stockholders to effect such a registration, we have the right to defer such registration, not more than once in any 12-month period, for a period of up to 90 days.

Piggyback Registration Rights

In the event that we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, the Holders of Registrable Securities will be entitled to certain piggyback registration rights allowing the Holder to include their Registrable Securities in such registration, subject to certain marketing and other limitations. If a Holder decides not to include all of its Registrable Securities in any registration statement filed by us, it shall nevertheless continue to have the right to include its Registrable Securities in any subsequent registration statement or registration statements as we may filed with respect to offerings of our securities. We have the right to terminate or withdraw any registration initiated whether or not any Holder has elected to include Registrable Securities in such registration upon prompt notice to such Holder or Holders.

Form S-3 Registration

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Any Holder or Holders of at least 5% of the Registrable Securities then outstanding are entitled to certain Form S-3 registration rights. One or more Holders of Registrable Securities may make a written request that we register the offer and sale of their Registrable Securities on a registration statement on Form S-3, if we are eligible to file a registration statement on Form S-3, so long as the request covers securities the anticipated aggregate public offering price of which is at least $1,000,000, net of any underwriters’ discounts or commissions. If within thirty (30) days of such written request from any Holder or Holders we give notice to such Holder or Holders that we intend to make a public offering within ninety (90) days, we have the right to defer such a registration. Additionally, if our board of directors determines that it would be seriously detrimental to us and our stockholders to effect such a registration, we have the right to defer such registration, not more than once in any 12-month period, for a period of up to 120 days.

Shelf Registration

From and after the date upon which we become a well-known seasoned issuer (as defined in Rule 405 under the Securities Act), or a WKSI, any Holder or Holders of at least 5% of the Registrable Securities then outstanding may request that we file a registration on Form S-3 as described above under “—Registration Rights—Form S-3 Registration.” In lieu of such a filing, we may file with the Securities and Exchange Commission (the “SEC”) a shelf registration statement for a WKSI relating to the offer and sale of all Registrable Securities by such Holder or Holders from time to time in accordance with the methods of distribution elected by such Holder or Holders and set forth in the shelf registration statement. As promptly as practicable thereafter, we shall use our reasonable best efforts to cause such shelf registration statement to become effective under the Securities Act.

Forum Selection

Our Certificate of Incorporation will provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, other employees or stockholders to us or our stockholders; (iii) any action asserting a claim arising pursuant to any provision of the DGCL, our Certificate of Incorporation or our Bylaws, or as to which the DGCL confers exclusive jurisdiction on the Court of Chancery; or (iv) any action asserting a claim governed by the internal affairs doctrine. This exclusive forum provision will not apply to claims arising under the Securities Act, the Exchange Act or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock will be deemed to have notice of and consented to this provision.

Dividends

Declaration and payment of any dividend will be subject to the discretion of our board of directors. The time and amount of dividends will be dependent upon our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing our current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of distributions to stockholders and any other factors our board of directors may consider relevant. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business and to repay indebtedness, and therefore do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future. Consequently, any gains from an investment in our Class A common stock will likely depend on whether the price of our Class A common stock increases.

Anti-Takeover Provisions

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Our Certificate of Incorporation and Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Shares

The authorized but unissued shares of our common stock and our preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the Nasdaq Capital Market. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Classified Board of Directors

Our Certificate of Incorporation provides that our board of directors will be divided into three classes, with the classes as nearly equal in number as possible and each class serving three-year staggered terms. Directors may only be removed from our board of directors for cause by the affirmative vote of the holders of a majority in voting power of the shares entitled to vote. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control of us or our management.

Stockholder Action; Special Meeting of Stockholders

Our Certificate of Incorporation provides that our stockholders may not to take action by written consent for any matter and may only take action at annual or special meetings. As a result, a holder controlling a majority of our capital stock would not be able to amend our Bylaws or remove directors without holding a meeting of our stockholders called in accordance with our Bylaws, unless previously approved by our board of directors. Our Certificate of Incorporation further provides that special meetings of our stockholders may be called only by the chairman of our board of directors, our chief executive officer, our president or another officer selected by a majority of our board of directors, thus limiting the ability of a stockholder to call a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

In addition, our Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice and duration of ownership requirements and provide us with certain information. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of our outstanding voting securities until the next stockholder meeting.

Amendment of Certificate of Incorporation or Bylaws

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The DGCL provides generally that the affirmative vote of the holders of a majority in voting power of the shares entitled to vote is required to amend a corporation’s certificate of incorporation, unless a corporation’s certificate of incorporation requires a greater percentage. Our Bylaws may be amended or repealed by a majority vote of our board of directors or by the affirmative vote of the holders of a majority of the votes that all our stockholders would be eligible to cast in an election of directors.

Section 203 of the DGCL

We are subject to Section 203 of the DGCL, which prohibits persons deemed “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, such as discouraging takeover attempts that might result in a premium over the market price of our common stock.

Limitations on Liability and Indemnification of and Advancement of Expenses to Officers and Directors

Our Bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL, along with the right to have expenses incurred in defending proceedings paid in advance of their final disposition. We have entered into indemnification agreements with each of our directors and executive officers that may, in some cases, be broader than the specific indemnification and advancement provisions contained under our Bylaws and provided under Delaware law. In addition, as permitted by Delaware law, our Certificate of Incorporation includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders to recover monetary damages against a director for breach of fiduciary duties as a director.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

Corporate Opportunity Doctrine

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our Certificate of Incorporation, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our officers, directors or certain of our stockholders or their respective affiliates, other than those opportunities our officers, directors, stockholders or affiliates are presented with while acting in their capacity as an employee, officer or director of us or our affiliates. Our Certificate of Incorporation does not renounce our interest in any business opportunity that is expressly offered to an employee director, employee officer or employee in his or her capacity as a director, officer or employee of Sprout Social, Inc.

Dissenters’ Rights of Appraisal and Payment

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Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of Sprout Social, Inc. Pursuant to the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such mergers or consolidations will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery, subject to certain limitations.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, in certain circumstances. Among other things, either the stockholder bringing any such action must be a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock must have thereafter devolved by operation of law, and such stockholder must continuously hold shares through the resolution of such action.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is Equiniti Trust Company.

Trading Symbol and Market

Our Class A common stock is listed on the Nasdaq Capital Market under the symbol “SPT.”

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